Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 of Cleantech Solutions International, Inc. and Subsidiaries (the “Company”) of our report dated April 11, 2013, with respect to the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the caption “Experts” included in the Registration Statement.

/s/ RBSM LLP

New York, NY
May 28, 2013